COACHMEN INDUSTRIES, INC.
423 N. Main St. • P.O. Box 30 • Middlebury, Indiana 46540 • 574/825-5821 • Fax 574/825-8141

2Q08 CONFERENCE CALL FORMAL COMMENTS
July 24, 2008

INTRODUCTION/SAFE HARBOR DISCLAIMER (Thomas Gehl)

Thank you Shaun and welcome to this Coachmen conference call to review the Company’s results for the second quarter ended June 30, 2008, which were released yesterday afternoon.

Before we start, let me offer the cautionary note that comments made during this conference call that are not historical facts, including those regarding future growth, corporate performance or products are forward-looking statements within the context of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  Many factors could cause actual results to differ materially from those expressed in the forward-looking statements.  Information on the risks that could affect Coachmen’s results may be found in the Company’s recent filings with the SEC.  Comments made today represent management's views on July 24, 2008, and these views may change based on subsequent events and the risk factors detailed in the Company's public filings.

Although these comments may be available for a period of time through the Company's website, the Company undertakes no obligation to update these comments during that period.

With that stated, I’ll turn the call over to Rick Lavers, our President and Chief Executive Officer.

BUSINESS OVERVIEW (Rick Lavers)

Thank you Tom, and welcome everyone.  With me today are Colleen Zuhl, our Chief Financial Officer, Mike Terlep, President of the RV Group, Rick Bedell, President of our Housing Group, Todd Woelfer our General Counsel, and of course Mr. Gehl.

While we anticipated shrinkage in both the RV and the Housing markets during the first half of 2008, we did not fully anticipate the debilitative effect of $4.00 per gallon gasoline, the depth of the continuing credit crisis and the plunge in consumer confidence.  Both the RV and Housing markets fell even further and faster than anyone expected – and have stayed down.  In the RV markets, there was no Spring bounce.  May came and went with a thud.  In the Housing markets, while single family starts in the 2nd quarter of 2007 were down 23% over 2006, housing starts for the second quarter of 2008 were down 56% over 2006!

Despite enormous efforts by our people, we were simply unable to maintain profitable performance in the face of this onslaught.  Nevertheless, overall we have held our losses to a relatively modest $1.6 million for the first 6 months of 2008, a significant achievement compared to over $21 million in losses suffered through the first 6 months of 2007, particularly when you consider we did it on 35% less in revenues.   Notably, our Housing Group continued to be profitable during the first 6 months of the year, despite a 42% drop in nationwide single family housing starts, thanks in large measure to our shift in focus to major projects back in 2007.

On the RV side, we did what we said we would do, but the market dissolved under our feet.  The Group implemented substantial operational improvements and cost saving projects that reduced its breakeven by more than 50%, nonetheless the RV Group was once again unable to post a profit.  If RV revenues had remained the same as for the first 6 months of 2007, the Group would have improved by $7-8 million in profits under the new cost structure.  However, that is woulda – coulda – shoulda – and it obviously didn’t happen.  Still, the Group more than halved its operating loss in face of 47% fewer revenues – a significant achievement.

In the last 6 months, many well known RV companies have gone out of business, and in the last 6 weeks, many more have announced drastic layoffs and plant closures, Consumer Confidence, the bellwether of the RV industry, has hit a 16 year low.  Discounting is ubiquitous, and severe.

While the results of our RV Group certainly validate the steps we have taken over the last 18 months, in these unprecedented market conditions more is necessary, and we will take – we are taking – the additional measures required to squeeze our breakeven further below the $325 million we had achieved.

In summary, our overall bottom line loss of $3 million for the quarter is not what we strove to achieve, but it does represent an improvement from 2007 of $7.2 million, or 71%, in the face of a 35% decrease in net sales.  These results demonstrate that we will weather this down cycle.

Colleen, please provide the number details.

CORPORATE/FINANCIAL REVIEW (Colleen Zuhl)

Thank you, Rick.

As mentioned in our release yesterday, the continued deterioration in both of our industry segments accelerated in the second quarter, which had an adverse impact on our revenues and bottom line results for the quarter.

For the second quarter of 2008:

sales fell $53 million or 35 % to $97 million versus $150 million last year,

Despite the 35% decrease in sales, consolidated gross margin improved to 7.1% for the quarter compared to 4.0% for the same period a year ago. The improvement in gross margin is directly attributable to the cost reductions implemented; reductions in the significant levels of discounting which we did in RVs, especially in the first half of last year, improved capacity utilization resulting from the consolidation actions taken in 2007 and increased utilization associated with major construction projects in the Housing Group.

Selling, general and administrative expenses were reduced by $ 3.7 million or 29% compared with the second quarter of 2007 largely due to intense cost reduction activities.

Total operating expenses were reduced by $7.5 million or 45% in the second quarter due to the reductions in selling, general and administrative expenses and because there were no goodwill write-offs in 2008 as there was in 2007.

Pre-tax loss for the quarter was $3.0 million, versus a pre-tax loss of $11.1 million for the second quarter of 2007, an improvement of $8.1 million or 73% on 35% fewer sales

At the bottom line, net loss for the quarter was $3.0 million, or $0.18 per share in 2008 compared with a net loss of $10.1 million, or $0.64 per share in the year ago quarter.

On the balance sheet:

Cash increased from year end by $730,000 to $2.3 million at June 30, 2008.

Trade accounts receivables increased to $24 million, an increase of $15 million from the unusually low level of accounts receivable at the end of 2007. The increase in accounts receivable was due to both increased sales as compared to December 2007 and due to longer payment terms on major projects as compared to our traditional sales.

Total inventories increased approximately $2 million from the end of 2007 to $81.0 million

As a direct result of the increase in receivables and inventories, short term borrowings against the line of credit increased from the end of last year by $12.3 million to $32.4 million as of June 30, 2008.

Borrowings against the cash surrender value of company owned life insurance policies increased by $10 million since the end of the year primarily to supplement short term borrowings used to finance the increase in receivables and inventory for major projects in the Housing Group.

Long-term debt remains at a very low $3.0 million as of June 30, 2008.

Shareholders’ Equity stands at $120 million resulting in a book value per share of $7.55

For the six months ending June 30, 2008, net cash flow from operations was an outflow of $19 million due to an increase of trade and other accounts receivable of $17 million and a $2 million increase in inventory. Both of these increases are largely attributable to our involvement in the profitable major projects within the Housing Group. As receivables are collected and the inventory sold – cash will be generated and available to pay down borrowings.  As I previously mentioned, the outflow from operations for 2008 was funded primarily through increased borrowings on our line of credit and borrowings against the Company owned life insurance policies.

Capital expenditures continue to be tightly controlled. For the second quarter capital expenditures were $480,000 vs. $1.3 million for the year ago period. For the six month period ended June 30, total capital expenditures were $1.0 million vs. $1.8 million for the first half of 2007.  We anticipate that capital expenditures for the second half of the year will be well below the $3.6 million expended in 2007.

Based on our cash flow projections which take into account additional cost saving actions that will be implemented and which will be discussed in further detail by Mike Terlep and Rick Bedell, our confidence continues that Coachmen has adequate liquidity and access to cash to carry us through these current difficult market conditions.  The increase in total borrowings in 2008 of $21.6 million was a direct result of the increases in receivables and inventory Necessary to perform major projects in the Housing Group.  This borrowing is temporary. As these balances are reduced in the coming months due to the completion of the Ft. Carson project and management action plans, cash will be generated and the borrowings paid down. During the second half of the year, we intend to reduce our inventory levels by at least $10 million as a result of a concerted effort to sell and permanently reduce the average level of RV finished goods carried as well as due to  the completion of the Ft. Carson project and other housing projects currently in process.

In addition, we have adequate liquidity from our $55 million long-term credit agreement, which does not expire until 2011, and from Company owned life insurance policies which can be borrowed against at very favorable terms.  At the end of the second quarter, maximum available borrowings under the line of credit was $16.4 million and available funds from the life insurance policies was $24 million for a total capacity of over $40 million ..

Given a number of recent press articles which have totally mischaracterized our Company owned life insurance policies and have implied that our employees retirement accounts are being plundered, let me once again try to clarify the facts for you:

These policies were never dedicated or reserved to fund any retirement or deferred compensation plans, in fact these assets are assets of the company subject to claims of our general creditors.

When Coachmen does borrow against the policies, it does not jeopardize the payment of the deferred compensation benefits in any way.

The liability of $7 million on our balance sheet is for deferred compensation plans of a very limited number of past and present key executives – not our rank and file employees.

We have continued to pay the premiums to maintain these policies because of the growth in the value of these policies over the years – which has resulted in the gross cash surrender value of over $54 million and due to the ultimate death benefit value of the policies which is in excess of $100 million, assuming we don’t sell them at a premium to the CSV to convert them to cash.

Borrowings against the life insurance policies, is available at a lower interest rate than what we pay on our line of credit borrowings.

It is only prudent on our part to utilize this asset – as we have, to provide the working capital necessary to enable us to perform major projects such as Ft. Carson – which then turns into profit. In doing so, we do not jeopardize anybody’s retirement account – to the contrary, we ensure the future of the Company.

In addition to our ability to access cash from our line of credit and life insurance policies, we also have a number of properties held for sale, which will provide additional liquidity.  Combined, we expect these properties could generate proceeds of $15 million when sold, although the current state of the real estate and commercial lending markets make it difficult to predict when that might occur.

To wrap up, let me summarize a few key points:

During the quarter, we continued to realize the results from our efforts at reducing operating costs; however, given current market conditions, we must do more.

Going forward, we must focus on top line growth – and Mike and Rick will discuss the actions they are taking to drive top line growth.

As we move thru these turbulent waters, we will continue to eliminate non-essential expenditures and closely monitor our liquidity to ensure we have the resources necessary to meet our short term needs and position the Company for the future market rebound.

Mike, I’ll turn it over to you …

RECREATIONAL VEHICLE SEGMENT/OPERATIONAL REVIEW (Mike Terlep)

Thank you Colleen and good morning.

The Recreational Vehicle Group generated sales of $58.8 million during the second quarter, down 47.2% from $111.2 million in the second quarter last year.  Our sales performance in the second quarter lagged the Industry.

Gross profit for the quarter was negative $.2 million or .4% versus a loss of $.1 million or .1% in Q2 of 2007.  Gross margin in the second quarter fell from Q1’s performance of 5.7% due primarily to our low volume and under absorbed overhead, and was certainly not helped by the incentive rich environment, although our net sales margins held reasonably strong on what we did sell … which may suggest that we need to participate in the “free for all” incentive environment.  We have tried to avoid this approach out of concerns of long term devaluation of our products.  Furthermore, we will not build products to sell them at a loss.  And we are not going to extend 40-60% discounts to match the fire sales by Company’s going out of business.

Negative gross margin is unacceptable at any volume … and while we have made significant progress in reducing our break even through cost reductions, capacity utilization, consolidation, and radically improved products, it simply is not enough in light of the current and projected market conditions and economic climate.  We will continue to do everything reasonable to generate revenue growth for our Company, but will be forced to make further adjustments in our overhead structures in light of the current and anticipated market conditions.

RV operating expenses year to date were reduced 32.4% to $13.0 million from $19.3 million last year. As a percent of sales, operating expenses were 8.7% compared to 8.9% prior year to date.

For the quarter the RV Group booked a pre-tax loss of $6.9 million compared to a $12.3 million pre-tax loss prior year, representing a 44% improvement compared to one year ago, despite revenue reduction of 47%.

We are in one ugly market as we face a quad-fecta of issues … housing, credit, inflation, and consumer confidence.  The most immediate and lasting impact on the RV Market is credit availability and the most important factor on the RV Market is consumer confidence.  As we all know, Consumer Confidence is at a 16 year low, with concerns for higher food and fuel prices trumped by a continued decline in home values and sales.

And credit standards have changed drastically and quickly … higher credit ratings, higher down payments and higher relative interest rates.

According to University of Michigan’s Dr. Curtin, personal savings in the US is at a record low … at virtually zero and personal debt is tracking at 134% of disposable income.

The detailed market information by product category for the entire Industry as well as the RV Group is as follows:

Overall unit shipments for the Industry were down 13.9% through May.  Motorized was down 28.3%, while Towables were down 11.3%.  The sharpest decline in unit shipments came from Class A motorhomes, down 39.5%.

Coachmen Motorized shipments through June were down 43%, with our Class A shipments down over 61%.  Coachmen Towable shipments through June were down 24.2%.  One bright spot was our Fifth Wheel shipments, which were actually up nearly 30%.

At retail, industry numbers through May:  Class A Motorhomes are down 31.3% Class C Motorhomes are down 21.3%, Travel Trailers are down 19.6%, Fifth Wheels are down 15.3% and Camping Trailers are down 17.5%.

Our retail market share as reported by Statistical Surveys Inc., through May of 2008 has improved in Fifth Wheels, up 2.4%, while all other product categories for Coachmen Industries are down, with Class A’s showing the deepest decline in market share of 31.5%.  Our Class A market share erosion is primarily in the Rear Diesel & GB sectors, as Coachmen RV model Gas Class A’s are actually up in market share by approximately 1%.  Our Class C and TT market share gains that we had been posting, stalled and fell to 4.6% and 5.9% market share losses respectively due to an unusually weak May performance.

It is difficult to draw any firm conclusions from the current market share trends as dealers appear to be racing to reduce their inventories and not replacing products that are selling … as they are focused on a dollar threshold.  In some product categories or product lines, our products had been retailing at a higher rate than they were wholesaling, reflective of the dealers focus on reducing inventories.  As consumers were buying our products, which is reflected by our prior market share gains, dealers have not been replacing these products at the same rate.  This has had an impact on market share performances and trends.

The RV Group total finished goods now stands at $35.5M, which is an increase of $1.5 million from the end of last year and compares unfavorably to the same period last year by $11.7.  We have made significant adjustments in our production rates to reduce our finished goods.

We are NOT at all pleased with our 2nd QTR performance despite the continued accomplishments in quality metrics and holding the gains in our break even reduction.  We absolutely must better manage our sales and distribution of products AND we must align our overhead structures with the volume levels that we believe we can sustain through this very challenging market.

The key for the RV Group is to remain on the launching pad so that when the market does return … which it will … we are poised to launch off that pad with market share gains and profitable growth.

The actions that we are taking to bolster our revenues and reduce our overhead structures are multi dimensional.

On the revenue side, we continue to look to leverage alternative revenue streams, such as our agreement to produce ADA compliant low floor accessible buses for ARBOC Mobility LLC., a marketer of specialized transit and shuttle buses designed for users with mobility challenges.  We have now shipped the proto types and initial dealer demo’s of these buses and are optimistic that we will see continued, incremental revenue flow from this product.  Our current backlogs take us through the third quarter for this product and we are planning on ramping our production rates up for this product as a result of the favorable early response.  However, we will only build sold products.

We also continue to invest in creative new recreational vehicle products that boast practical innovations and separate us from a sea of sameness.  New products since our last conference call that we have brought to market include a Tag Axle, 500HP Sportscoach Rear Diesel Motorhome, a second model offering in the high fuel efficiency Class C Prism built on the Sprinter chassis, an all new progressive/retro light weight Shasta travel trailer… and we have some very forward looking products in the works for just around the corner.

In order to further reduce our break even, we have identified specific action plans and goals for further material reductions, plant consolidations, wage and salary reductions and asset deployment.  We will be rolling these action plans out over the next several weeks.

And as I stated earlier, while we have made significant progress in reducing our break even, it simply is not enough in light of the current and projected market conditions and economic climate.   We have worked hard to generate the gains we have accomplished, but we must accomplish more with further adjustments throughout our Company to navigate through some of the worst market conditions our Industry has seen in decades.

We are not sitting in a corner office wringing our hands wondering what to do … we have clear, decisive plans, our managers are all on the same page and we have action plans deployed.  We believe in the future of the RV market and forward looking outlook – Our economy is biased toward growth.  There have only been 19 quarters of decline in consumer consumption since WWII.  The American population is resilient and will adjust to higher fuel prices.  And there will be a recovery in the RV Industry as the demographics are very favorable.  Someone turns 50 every 7 seconds.  As Dr Curtin from the University of Michigan stated recently, “The basic demand for RVs is deeply rooted in family values, the enduring appeal of the natural environment, and people’s desire to instill in the next generation their cherished traditions.  These preferences remain unchanged despite the constantly changing economy.”

The RV Group and our entire management team is focused and committed to our success and our future.

Now, for details about our Housing segment, I’ll turn the call over to Rick Bedell, President of our Housing Group.  Rick…

HOUSING GROUP/OPERATIONAL REVIEW (Rick Bedell)

Thank you Mike, and good morning everyone.

I am pleased to report that not only was the Housing Group profitable for the second consecutive quarter, we improved our profitability over the previous quarter. Our core business of single family homes was again adversely affected by the continued dismal conditions in the nationwide housing market.  According to the US Census Bureau, for the second quarter, single family housing starts fell 42.2% from the same quarter a year ago.  Last year at this time, we reported that housing starts fell 23.2% in the second quarter year over year and we thought that it couldn’t get worse.  We were wrong.  Over two years, second quarter housing starts have fallen 55.6%.  The housing market is now less than half the size it was two years ago.

For the quarter: Our Housing Group sales were $38.0 million, down 1.6% from $38.5 million in the second quarter of 2007, due to continued weakness in the single family housing market.  The overall decrease in single family home sales was largely offset by major project revenues. Gross profit margin increased to $7.1 million, or 18.8% of sales compared with $6.1 million, or 15.7% of sales in the second quarter of 2007.  The higher gross margin resulted primarily from improved operation efficiencies from higher capacity utilization from the increased production for major projects as well as the consolidation efforts in the fourth quarter of 2007.  Operating expenses decreased to $3 million or 8% of sales from $4 million in the year ago quarter.  On the improved gross profit margin and the reduced operating expenses, the Housing Group generated a pre-tax profit of $3.1 million compared with a pre-tax income of $1.1 million for the year ago quarter.

Although our revenues were relatively flat quarter over quarter, our traditional housing revenue was down substantially in the second quarter.  While this is consistent with the overall housing market, we will not sit idly by and wait for the markets to improve, and we are continuously pursuing products and methods to revitalize our traditional single family home business, as well as new product offerings to position ourselves for the inevitable market rebound.

Systems built homes have inherent environmental advantages over site built homes.  These include less waste, reduced and tightly controlled emissions and significantly reduced negative impact on project sites.  Our efforts in maintaining our leadership position in sustainable and ‘green’ construction continue as we have finalized the designs and specifications for the recently announced Solar Village product line.  Models of the Solar Village product line will be constructed at or near our existing model centers beginning in the third quarter.  Our Green Catalog is undergoing continuous improvement, and our designers and strategic sourcing staff are pursuing new options and suppliers for inclusion in our product offerings.  The Green Catalog now contains twenty two alternative materials that our customers can select to enhance the energy efficiency and sustainable materials for any of our current plans.

The “Smart Home Green and Wired” exhibit at the Chicago Museum of Science and Industry, opened in May to rave reviews.  The exhibit clearly demonstrates the best design and environmentally friendly features currently available with today’s technology.  It will continue to build the consumer’s recognition of the truly great things that can be accomplished with an All American Home.  The exhibit has already generated inquiries from a number of potential customers and design professionals.

In the development market, we have completed the second model for the Grey Hawk Development and the third model is in process.  We will complete the third and final model and be open for business in the third quarter of this year.  We are pursuing opportunities with other developments in all of our market areas with a heavy focus on energy efficient, earth friendly homes.

One of the most difficult issues facing our customers is the tightening of the credit market, lengthening the time required to obtain mortgage and construction financing, or preventing their ability to obtain financing at all.  For this reason, the Housing Group has entered into a joint venture with American Home Bank, to provide mortgage financing for all of our single family home customers.  The joint venture will to begin offering these financial services in the third quarter.  Our role in the joint venture does not involve utilizing our capital or expose us to any recourse.

On the major projects front, we have two proposals pending for military construction and we are working closely with our partners, The Warrior Group and Hensel Phelps on these and other proposal opportunities yet to be released.  Numerous other major projects are underway in various stages, and we expect that these will provide the much needed revenue boost to supplement our traditional business.  Major projects, by their very nature, take much longer to develop from concept to completion than our traditional housing business and we are constantly evaluating and enhancing the resources devoted to these efforts.

In summary, the second quarter demonstrated that our decision to pursue markets outside of our traditional core business has been well worth the effort.  The consolidation efforts that we began last year are paying off in higher gross profit margins, and in the face of flat revenues we were able to increase our bottom line in the second quarter. Let me now turn the call back over to Rick Lavers…

CONCLUSION AND OUTLOOK (Rick Lavers)

Thank you, Rick.

There is an infamous Chinese curse, “may you live in interesting times.”  The first six months of 2008 have been nothing if not interesting – Coachmen has been in the press, a lot.  In the first quarter, we were requested to provide information to a Congressional Committee investigating the presence of formaldehyde in FEMA trailers.  We did so, and this month, the CDC released its studies which showed the average formaldehyde levels in all the trailers it tested– to be 77 ppb, less than 20% of the levels permitted in mobile homes under a 20 year old HUD standard, and more than 23% lower than over ½ of conventional homes in South Louisiana tested in an independent study which predated hurricane Katrina.  Further, Coachmen trailers did not test among those with the highest emission levels.  Coachmen trailers were found to be among the lowest category tested.

In April, we announced our best first quarter in 9 years, but on May 13, an article in the Wall Street Journal spread uncomplimentary conjecture about our prospects for survival.  This was followed by several copy cat articles in other newspapers, all of which had serious adverse impact on the confidence of many of our dealers.  Just this week, there was further speculation in the press to the effect we could use the misunderstood cash values of life insurance to “keep the Company running for another 3 months.”  This is not just fear mongering, and unfair to our employees – it is sheer foolishness.  It’s not reporting, it’s Imagineering.

In the face of all the operational and economic challenges we have faced, perhaps you will forgive me for a little black humor.  In June, there was an entire series of articles about Sam Israel convicted for stealing over $400 million in the  Bayou Hedge Fund Scandal, making his escape from his report date to prison in a Coachmen RV! Which was followed by several Internet “Top Ten Reasons Why Sam Israel chose a Coachmen RV To Make His Getaway!”, – this may have identified a new niche market for us!  Just Kidding

None of this press has been particularly flattering, but somebody once said, “any publicity is good publicity.”  It has certainly been interesting.  We mentioned earlier that we are taking additional measures to bring our costs in line with our revenues.  During the quarter, we reduced our payroll company wide all operations by 261 people.  We do not anticipate any major adjustment in our work force at this time. We are talking minor adjustments, not major layoffs. We took the big hits last year and the year before.  However we are going to further reduce our costs of operations.  In July, our RV plants did all take an additional week of shutdown, and we further consolidated motorized production.  While the shutdown adversely affects our performance that month, the consolidation should result in $25,000/month in savings.

Anybody with passing familiarity with our industry knows that 75% of our cost structure is in materials, not labor.  That is where the focus of our efforts will be.  We have reinvigorated our strategic sourcing and efficiency improvement efforts, with a target of another $85,000/ month.  We have also reduced our insurance costs by $750,000/year, and thus far, we have managed to keep our medical benefit program costs within budget, an item which hit us for an average of $2 million in each of the last 2 years.  On the revenue side, the ARBOC bus prototypes are now in the hands of our dealers, where they can begin to generate orders.  We have just introduced the highly stylized, light weight Shasta trailer, which we believe is hitting the market at precisely the right time.  The Housing Group has now introduced the Solar Village line of sustainable construction homes, and is just beginning to provide models to our builders.  The Major Projects Group is actively filling the pipelines with new projects to replace the Ft. Carson barracks project which is winding down.

While we are whacking what isn’t necessary and what isn’t working well, we do not intend to abandon our growth strategy.  We will continue to invest what resources we can afford in programs and products vital to our future, to position ourselves for growth when the current economic malaise ends.  It will end.  Recessions, if indeed we are in one, are by definition, temporary.  In the meantime, while we must continue to be fiscally conservative, continue our efforts to increase market share, and continue to take whatever steps are necessary to make what money we can, we must also prepare to take advantage of pent up demand in both RVs and housing when the economy does recover.

This will not be a robust year in terms of either sales or profits. Given the state of our housing and RV markets, fuel prices, the malaise created by Presidential election year politics, and a banking crisis and credit crunch that has everybody concerned about their futures, how could it be otherwise?  But the tourniquets we have applied in 2007 have staunched the hemorrhage to a dribble, the healing process is well underway, and Coachmen will survive to prosper in a coming day.

I will close with the comment, we are here to stay!  We will talk with you again right here next quarter.

Operator, we will now be glad to entertain any questions.

CLOSING (Rick Lavers)

We appreciate that you took the time to join us this morning.  We welcomed your questions; hope that we’ve provided thorough answers, and look forward to our next regularly scheduled call.

Thank you.